Exhibit 99.1

Press Release

American Superconductor Completes

Transition of Wire Manufacturing From First Generation to Second

Generation High Temperature Superconductor Wire

- Near-Term Market Needs for HTS Wire to be Met From 1G Wire Inventory

- Operating Loss of AMSC Wires Business Unit Expected to be Reduced by 20% in Current Fiscal Year; Cash Burn to be Reduced From Current Forecasts by $5 Million Through Fiscal 2008

- Asset Impairment Charge of $6.5 to $7.5 Million to be Taken in Fiscal 2006; Fiscal 2006 Financial Guidance Updated

WESTBOROUGH, Mass., May 1, 2006 — American Superconductor Corporation (NASDAQ:AMSC), a leading energy technologies company, announced today that it has completed the transition of its high temperature superconductor (HTS) wire manufacturing operation from first generation (1G) to second generation (2G) HTS wire. As a result, all 1G wire production is being suspended with near-term market needs for HTS wire to be met from more than 400,000 meters of 1G HTS wire inventory. AMSC expects this action will enable the company to achieve its sales objectives for HTS wire while reducing operating losses for its AMSC Wires business unit by approximately 20% in the current fiscal year ending March 31, 2007 as compared to its previous operating plan. The company also anticipates that its cash burn will be reduced by approximately $5 million over the next two years compared to its previous plan.

“Our 1G HTS wire has been very valuable in seeding the market for superconductor products in a broad range of applications, including power cables and SuperVAR synchronous condensers for power grid reliability, ship propulsion motors and generators, and electromagnets for multiple applications such as magnetically-levitated trains and water purification systems,” said Greg Yurek, chief executive of American Superconductor. “All of our major customer deliverables this fiscal year, including the world’s first transmission voltage power cable, a 36.5-megawatt ship propulsion motor for the U.S. Navy, and the first commercial HTS power grid product – SuperVAR – will be powered by AMSC’s 1G HTS wire. Because we expect our 2G HTS wire to have higher electrical performance and cost less to manufacture, we believe customers will rapidly adopt 2G wire as soon as we can make it available in commercial quantities.”

AMSC’s 2G HTS wire is a drop-in replacement for 1G HTS wire that is being utilized by the company’s 95 customers in 20 countries around the world so they can seamlessly insert 2G HTS wire – known as 344 superconductors – into their manufacturing operations without retooling their production equipment. As of March 31, 2006, AMSC had already shipped more than 2,700 meters of its 344 superconductors to customers who are migrating from 1G to 2G wire. The company remains on track with its plan to ship an additional 10,000 meters of 344 superconductors to key customers during fiscal year 2007. The company is also shipping sample quantities of 344 superconductors to new customers who are developing products such as fault current limiters, which are made feasible through the use of 2G HTS wire.

AMSC currently has more than 400,000 meters of high performance 1G HTS wire in inventory and at this point is working only to complete its 1G HTS wire work-in-process inventory, with no plans to initiate any additional 1G HTS wire starts. All 1G HTS wire manufacturing equipment that will not be utilized for 2G HTS wire manufacturing will be written down as of March 31, 2006. The total amount of the 1G long-lived asset write-down is expected to be in the range of $5 million to $5.5 million. In addition, the company’s March 31, 2006 operating results will reflect a write-down of a portion of the 1G HTS wire inventory in the range of approximately $1.5 million to $2 million. These write-downs were not included in the company’s previous financial guidance.

AMSC today also updated its financial guidance for fiscal 2006, ended March 31, 2006. The company expects to report revenues for the full year in the range of $50.5 million to $51.5 million. This compares with its previous guidance of $52 million to $57 million. This lower-than-anticipated level of revenues was due in large part to the delay of AMSC’s contract amendment with the United States Navy’s Office of Naval Research (ONR), which the company had expected to be executed by the end of fiscal 2006. As announced on April 27, 2006, a $13.3 million amendment to the ONR contract has now been signed. All $13.3 million relating to this amendment is now expected to be recognized as revenue in fiscal 2007. The company now anticipates that its net loss for full year fiscal 2006 – which includes the aforementioned $6.5 million to $7.5 million in write-downs – will be in the range of $30 million to $32 million. This compares with the company’s previous guidance of a net loss of $22 million to $25 million.

AMSC will report its financial results for the fourth quarter and full year fiscal 2006 on May 11, 2006 and will host a conference call for investors that morning.

About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is the world’s principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery, and it is a world- leading supplier of dynamic reactive power grid stabilization products. AMSC’s HTS wire and power electronic converters are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The company’s products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

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American Superconductor and design, AMSC, POWERED BY AMSC, and Revolutionizing the Way the World Uses Electricity are trademarks and D-VAR is a registered trademark of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: changes to the Company’s preliminary fiscal 2006 financial results resulting from the completion of the audit of the fiscal 2006 financial statements; uncertainties regarding the Company’s ability to achieve anticipated cost savings, to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of the Company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date this press release is issued.

Contact Information

Media	Rick Sheehy American Superconductor	508-621-4454 news@amsuper.com

Investors	Jason Fredette American Superconductor	508-621-4177 investor@amsuper.com